                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   SCHEDULE TO
                                 (RULE 14D-100)
                             TENDER OFFER STATEMENT
                                      UNDER
                               SECTION 14(D)(1) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                ----------------
                           ESPERION THERAPEUTICS, INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))
                                ----------------
                                   PFIZER INC.
                             ENZO ACQUISITION CORP.
                      (NAMES OF FILING PERSONS (OFFERORS))

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   29664R 10 6
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                             MARGARET M. FORAN, ESQ.
                                   PFIZER INC.
                              235 EAST 42ND STREET
                               NEW YORK, NEW YORK
                                 (212) 773-4902
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
                 AND COMMUNICATIONS ON BEHALF OF FILING PERSONS)
                                ----------------
                                   COPIES TO:

                                 DENNIS J. BLOCK
                        CADWALADER, WICKERSHAM & TAFT LLP
                                 100 MAIDEN LANE
                               NEW YORK, NY 10038
                                 (212) 504-5555
                                ----------------
                            CALCULATION OF FILING FEE

             TRANSACTION VALUE                        AMOUNT OF FILING FEE
              Not Applicable                             Not Applicable

[_] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            AMOUNT PREVIOUSLY PAID:    N/A              FILING PARTY:  N/A
            FORM OR REGISTRATION NO.:  N/A              DATE FILED:     N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes to designate any transactions to which the statement relates:

      [X]   third-party tender offer subject to Rule 14d-1.
      [_]   issuer tender offer subject to Rule 13e-4.
      [_]   going-private transaction subject to Rule 13e-3.
      [_]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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ITEM 12. EXHIBITS.

Exhibit 99 - Text of Joint Press Release issued by Pfizer Inc. and Esperion Therapeutics, Inc. on December 21, 2003.

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